NEWSRELEASE

FOR IMMEDIATE RELEASE
October 18, 2005

Contacts:
Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier-Ball Ron Newman	(614) 480-5413 (614) 480-3077

HUNTINGTON BANCSHARES INCORPORATED

•	DECLARES QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK

•	ANNOUNCES NEW 15 MILLION SHARE REPURCHASE AUTHORIZATION

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.215 per common share. The dividend is payable January 3, 2006, to shareholders of record on December 16, 2005.

Huntington Bancshares also announced that the board of directors today authorized a new share repurchase program for up to 15 million shares. This represents 7% of the 229 million shares outstanding as of September 30, 2005, and $324 million worth of stock based on the closing price of $21.60 on October 17, 2005. Purchases will be made from time-to-time in the open market or through privately negotiated transactions depending on market conditions. The current share repurchase authorization announced April 27, 2004, with 3.1 million shares remaining, has been cancelled and replaced by this new program.

“This authorization provides the capacity for future share repurchases whenever market conditions or other factors deem that to be appropriate, including share repurchases related to the Unizan merger,” Hoaglin said.

About Huntington

Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 139 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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